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Exhibit 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-36482 and 33-36485) and Form S-3 (File No. 333-43422) of Granite Construction Incorporated of our report dated March 11, 2003, except for Note 17 (Dividend), as to which the date is March 24, 2003, relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" in such Annual Report.

PricewaterhouseCoopers LLP

San Jose, California
March 27, 2003